EXHIBIT 2(k)(1)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 21st day of January, 2025, by and between Corient Registered Alternatives Fund, a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”).
WHEREAS, the Fund is a Delaware statutory trust registered under the 1940 Act (as defined below) as a closed-end management investment company and is authorized to issue Shares (as defined below); and
WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Fund.
NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:
“1933 Act” shall mean the Securities Act of 1933, as amended.
“1940 Act” shall mean the Investment Company Act of 1940, as amended.
“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.
“Board” shall mean the Board of Trustees of the Fund.
“By-Laws” shall mean the Fund -Laws, including any amendments made thereto.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.
“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.
“Prospectus” shall mean the current Confidential Private Placement Memorandum, including the statement of additional information with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Administrator from the Fund as initially contained in the Registration Statement under the 1940 Act and as thereafter revised from time to time.
“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.
“Services” shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.
“Shares” shall mean such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.
“Shareholder” shall mean a record owner of Shares of the Fund.
2.     Appointment and Services
(a) The Fund hereby appoints Administrator as administrator and fund accountant of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.
(b) Administrator may from time to time, in its reasonable discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.
(c)  Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, any Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d) It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, the Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such pricing service(s).
For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. The Fund shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:
(i) Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.
(ii) Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.
The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.
(e) Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.
(f) Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.
(g)     Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors  and  employees  as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Fund’s legal counsel will proide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5.  Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.     Representations and Deliveries
(a) The Fund shall deliver or cause the following documents to be delivered to Administrator:
(i) A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by a duly authorized person of the Fund;
(ii) Copies of the Fund’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;
(iii) All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.
(b) The Fund represents and warrants to Administrator that:
(i)     It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
(ii) It is duly registered as a closed-end investment company under the 1940 Act.
(iii)The Shares are exempt from registration under the 1933 Act. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Fund being offered for sale.
(iv)It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
(c)     The Fund shall cause the Fund’s officers and trustees, and shall use its best efforts to cause the Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by officers of the Fund. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(d)The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund. The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.
(e)The Fund will notify Administrator of any discrepancy between Administrator and the Fund, including, but not limited to, failing to account for a security position in the  the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.
(f)     The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(g) Administrator represents and warrants to the Fund that:
(i)It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.
(ii)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.
(iii)Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement, including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information. Upon the Fund reasonable request, Administrator shall provide supplemental information concerning its cybersecurity systems, policies and procedures and the aspects of its disaster recovery and business continuity plan that are relevant to the Services.
(iv)It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.
(h)The Administrator shall act as liaison with the  shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.
(i)The Administrator agrees to comply (and to the extent the Administrator takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, the Administrator assumes no responsibility for such compliance by the Fund. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.
4. Fees and Expenses
(a)As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add funds. The Fund added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C related to fees, the terms of Schedule C shall control.
(b)For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Administrator) or the Fund or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.
(d)The Fund also agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements reasonably incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator reasonably requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.
(e)The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.
(f)The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date may cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Adm court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due. Acceptance of such late charge shall in no event constitute a waiver by Administrator  of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which the parties hereto agree that an objective observer would agree reasonably supports   . Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.
(h)The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.
5. Confidential Information
(a)The Administrator agrees on behalf of itself and its employees to treat confidentially and and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the officers of the Fund promptly and to secure instructions from a representative of the Fund as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this Section.
(b)     In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Administrator, including, but not limited to  (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or  proprietary  concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”). Neither the Fund, the Investment Adviser, nor any of their officers, employees or agents (collectively, the “Fund Recipients”) shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this becomes or has been generally available to the public other than as a result of disclosure by the Fund Recipient; was available to the Fund Recipients on a non-confidential basis prior to its disclosure by the Administrator or any of its affiliates; or (b) independently developed or becomes available to the Fund Recipients on a non-confidential basis from a source other than the Administrator or its affiliates.  The

Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).
(c) The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.
6. Limitation of Liability
(a)The Administrator shall exercise due care and reasonable care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder. Notwithstanding anything to the contrary in this Agreement, the Administrator shall be liable to the Fund for all losses, damages and reasonable costs and expenses suffered or incurred by such Fund resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, uncured material breach of this Agreement or willful misconduct of the Administrator (the   administrator shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Fund, or from any Authorized Person; (ii) any action taken or omission by the Fund, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.
(b)Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.
(c)In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.
(d) The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.
7. Indemnification
(a)The  Fund  agrees  to  indemnify  and  hold  harmless  Administrator,  and  its  nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from Administrator’s breach of the Standard of Care:
(i) any action or omission of Administrator;
(ii)  Administrator’s reasonable reliance on, implementation of or use of, Instructions, communications,  data,  documents  or  information  (without  investigation  or  verification)  received  by Administrator from an officer of the Fund, or from any Authorized Person;
(iii) any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator);
(iv) any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein; and
(v) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.
(b)Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim or proceeding, Administrator shall, if a claim for indemnification in respect thereof is made under this Section, notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Administrator or any Indemnified Party. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by Administrator, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund election. If the Fund does not elect to assume the defense of any such suit, or in case Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the Fund and Administrator or any Indemnified Party, the Fund will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Administrator and them. The Fund contained in this Section 7 and the Fund operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this fit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.
(c)The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8. Term
(a)This Agreement shall become effective with respect to the Fund as of the date hereof. This Agreement shall continue in effect with respect to the Fund for a four-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as  to the Fund for  successive  one-year periods (each a “Renewal Term”).
(b)In the event this Agreement is terminated by the Fund, except for the liquidation of the Fund or the acquisition or reorganization of the Fund into a fund managed by a third party investment adviser, prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund  ents, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.
9. Power of Attorney
The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.
10. Miscellaneous
(a)Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:
If to Administrator:	UMB Fund Services, Inc. 235 West Galena Street Milwaukee, Wisconsin 53212 Attention: Legal Department

If to the Fund:	Corient Registered Alternatives Fund 830 Brickell Plaza, Suite 4800 Miami, Florida 33131 Attention: Legal Department

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
(b)Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.
(c)This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
(d)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
(e)The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.
(f)The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(g)This Agreement is executed by the Fund with respect to the Fund and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Fund under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Certificate of Fund is on file with the Secretary of State of Delaware.

(h)This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.
(i)Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.
(j)Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.
(k)This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.
(l)The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.
[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.
CORIENT REGISTERED ALTERNATIVES FUND (the “Fund”)

By:	/s/ Paul Platkin
Title:	President
Date:	1/21/2025

UMB FUND SERVICES, INC. (“Administrator”)

By:	/s/ Maureen Quill
Title:	Executive Vice President
Date:	1/22/2025

Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Corient Registered Alternatives Fund
and
UMB Fund Services, Inc.

[RESERVED]

Schedule B
to the
Administration and Fund Accounting Agreement
by and between
Corient Registered Alternatives Fund
and
UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:
Fund Accounting
1.Establish, maintain and review the administrative and procedural processes.
2.Establish, maintain and review the general ledgers. 3. commitments, capital calls, draw downs and distributions.
4.Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve- Administrator.
5.Coordinate, execute and give third-party approval for all cash movements in accordance with the Fund offering documents. Provide cash reconciliations monthly or upon request.
6.Receive and record all underlying investment transactions, including capital commitments, capital calls, draw- downs and distributions, and reconcile to all bank accounts monthly.
7.Receive and record all underlying investment valuations and other pertinent information.
8.Determine and periodically monitor the Fund’s income and expense accruals.
9.Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.
10.Create and maintain UMB Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.
Fund Administration
Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Administrator shall perform the following duties on behalf of the Fund:
1. General Fund Management

a.Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;
b.Act as liaison among all Fund service providers.
2. Coordinate Board activities
a.Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;
b.Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation and distribution of electronic board books for quarterly Board meetings;
c.Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.
3. Financial Reporting and Audits
a.Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;
b.Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants;
c.Provide facilities, information and personnel as necessary to accommodate annual audits with the Fund’s independent accountants or examinations by the SEC or other regulatory authorities.
4. Compliance
a.From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio inewstments as set forth in the Fund’s Prospectus (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);
b.Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.
5. Expenses
a. Prepare annual Fund-level and class-level budgets and update on a periodic basis;
b. Coordinate the payment of expenses;
c. Establish accruals and provide to the Fund’s Fund Accountant;
d. Provide expense summary reporting as reasonably requested by the Fund.
6. Filings
a. Provide the following for Form N-2 filings and required updates:
i. Preparation of expense table;
ii. Performance information;
iii. Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv. Investment Advisor and trustee fee data.
b.Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

c.    Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Fund;
d.    Prepare and file Form N-Q until the Fund is required to begin filing reports on Form N-PORT;
e.File Rule 17g-1 fidelity bond filing when received from the Fund or broker;
f.Prepare and distribute tender offer materials, including but not limited to: tender offer wrapper (Schedule TO), cover letter, and offer to purchase and form of letter transmittal;
g.File Schedule TO and the requisite exhibits; and
7. Other
a.    Calculate dividend and capital gain distributions, subject to review and approval by the Fund officers and independent accountants;
b.Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;
c.Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Fund;
e.Provide periodic updates on recent accounting, tax and regulatory events affecting the Fund and/or Investment Adviser;
f.Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;
g.    Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.
Tax Preparation, Compliance and Reporting -- 1099
1.Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.
2.Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in income tax and excise tax provisions and tax returns.
3.Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.
4.   Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.
5.Assist the Fund in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).
6.Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s State of Organization’s income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made y the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.
7.Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.
8.Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.
Online Board Books
Provide web portal access for directors, officers and/or client staff to view completed board materials.

Blue Sky State Filings
Prepare and file the Fund’s Form D and any amendments thereto and state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to the Fund’s notice permit to increase the offering amount as necessary.

Schedule C
to the
Administration and Fund Accounting Agreement
by and between
Corient Registered Alternatives Fund
and
UMB Fund Services, Inc.

FEES
Fund Accounting
■	Per master/stand-a lone fund, per year:		6 basis points, plus
	☐	First $100 million in assets	5 basis points, plus
	☐	Next $100 million in assets	4 basis points, plus
	☐	Next $100 million in assets	3 basis points
	☐	Assets over $300 million
	Subject to a minimum annual fee		$25,000
■	Per additional broker/custodian/sub-advisor account after the first, per year		$10,000

Multi-Class Fee (all fund types)
For each class after the first, per month	$1000

Regulatory Administration

■	Per master/stand-alone fund, per year:
	☐	First $100 million in assets	3 basis points, plus
	☐	Next $100 million in assets	2.5 basis points, plus
	☐	Next $100 million in assets	2 basis points, plus
	☐	Assets over $300 million	1 basis point
	Subject to a minimum annual fee		$36,000

N-PORT and N-CEN Service Fees

■	Annual fee per fund	$12,000
■	Annual fee per feeder fund / Cayman entity	$2,000
■	Annual data feeds from third party out-of-pocket estimates [1]
	☐ Security master, per fund	$1,400
	☐ Risk data (if applicable) [2,3]	$1,400

	[1]	Per-service fees are subject to increase by vendor. Such increases will be applied when effective.
	[2]	Applies to funds with derivatives or at least 25% of net asset value in debt instruments.
	[3]	Fee does not apply if advisor chooses not to use the third-party vendor to provide the data; however, 7th business day of each month.

Tax Preparation, Compliance & Reporting (Sub-Chapter M / 1099)

■	Per master/stand-alone fund, per year	2.0 basis points
	Subject to a minimum annual fee	$10,000
■	Per tax blocker, per year	$10,000

Online Board Books
		One-time implementation/ training fee	Annual fee
■	Board license	$250	$500
■	User license (per user)	$350	$900

Fees shown are subject to change. Current fees will be applied at time of acceptance and may be adjusted at renewal. Subject to early termination fees.

Blue Sky

Per state filing, per year	$150
Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.
Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of investor reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); assistance in preparation of responses to IRS correspondence; statement paper; tax forms; envelopes; postage; express delivery charges; courier services; telephone charges; printing of reports; photocopying; binders; dividers; stationery; record retention/storage/retrieval; travel on behalf and request of the fund; bank account service fees and any other bank charges; DTCC/NSCC participant billing; with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the Fund. Customized reports or excessive reporting requests may be charged in accordance with the current pricing schedule.
Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems.
All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.
Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule D
This Schedule D is hereby incorporated into the Administration and Fund Accounting Agreement to which it is attached (the “Agreement”), and any capitalized terms used but not defined in this  Schedule shall  have the meanings given to them in the Agreement.
1. Defined Terms
“Affiliate” means any entity that is owned or controlled by Consultant, that owns or controls Consultant, or that is under common control with Consultant.
“Business” shall have the meaning ascribed to it under the California Consumer Privacy Act.
“Consultant” means UMB Fund Services, Inc.
“Controller” means a party that, alone or jointly with others, determines the purposes and means of the Processing of Personal Data.
“Corient” means the party to the Agreement that is Corient Registered Alternatives Fund.
“Corient Data” means all data or information provided by or on behalf of Corient, including any Personal Data and any Confidential Data, to Consultant and/or to any Systems.
“Applicable Data Protection Laws” means all laws, regulations, binding guidance, and legal preccedents that apply to any Party to the Agreement relating to the protection of Personal Data, including, without limitation, the privacy, security, and data protection laws of each U.S. state, the Gramm-Leach-Bliley Act, and the Federal Trade Commission’s Safeguards Rule.
“Data Subject” means an identified or identifiable individual to which the Personal Data pertain.
“Party” means Corient and Consultant, individually (collectively, the “Parties”).
“Personal Data” means all information created or received by Consultant in connection with the Agreement,  that  relates  to,  is  capable  of  being  linked  to,  or  identifies  an  individual,  including all information that is defined as “nonpublic personal information” under the Gramm-Leach-Bliley Act, and all information that is defined as “personal data,” “personal information,” or “personally identifiable information” in the data protection laws of any U.S. state.  All Personal Data shall be Confidential Information of Corient.
“Process,” “Processed,” or “Processing” of Personal Data means any operation or set of operations performed on Personal Data.
“Processor” means a party that Processes Personal Data on behalf of a Controller and in accordance with the Controller’s instructions.
“Security Incident” means any actual or suspected unauthorized access, acquisition, or modification of any Confidential Information of Corient or its Affiliates, including any Personal Data.

“Service Provider” shall have the meaning ascribed to it under the California Consumer Privacy Act.
“System(s)” means any network, computer, device, or application used by or on behalf of Consultant to perform services for Corient or its Affiliates or to store, protect, or Process Confidential Information of Corient or its Affiliates, including any Personal Data.
“Term” means the terms of the Agreement.
2. Roles of the Parties.
The Parties acknowledge and agree that Corient is acting as a Controller and has the sole and exclusive authority to determine the purposes and means of the Processing of Personal Data under the Agreement, and Consultant is acting as a Processor on behalf and under the instructions of Corient.
Consultant shall act solely as a Service Provider and Processor of Corient in Processing all Personal Data and shall not take any action that might render Consultant a Business or a Controller.
3. Use and Disclosure of Confidential Information of Corient
Consultant shall use and disclose Confidential Information of Corient solely as directed by Corient. Consultant shall comply with all Applicable Data Protection Laws and shall implement and maintain all privacy, security, and compliance functions required by applicable law. Consultant shall also render all necessary assistance to Corient in connection with Corient’s compliance with all Applicable Data Protection Laws, including, without limitation, by providing Corient with reasonable assistance in responding to requests from Data Subjects, responding to regulators, participating in audits, and tracking Personal Data in Corient’s environment. Upon request by Corient throughout the Term of this Agreement, Consultant shall in good faith consider any terms required to be entered into between the Parties under Applicable Data Protection Laws, such as any data processing agreements, business associate agreements, standard contractual clauses, or security addenda, in the form provided by Corient. In the event that Consultant will not agree to any such terms or agreements, Corient will have the right to terminate the services, in whole or in part, upon at least ninety days prior written notice to Consultant. Consultant represents, warrants, and covenants that is has performed, and will maintain throughout the Term, reasonable background checks of its personnel, and that neither Consultant, nor any of those personnel have been barred from accessing any Personal Data by a governmental authority.
Consultant shall not disclose any Confidential Information of Corient to any third party other than a service provider or subcontractor of Consultant that: (a) requires access to that Confidential Information to perform services for Corient; and (b) is subject to terms at least as restrictive as those in this Schedule.
For the avoidance of doubt, Consultant shall not de-identify any Personal Data unless explicitly directed to do so by Corient. If Consultant is directed to do so, the de-identified data shall remain Confidential Information of Corient and shall not be used for any purpose other than providing services to Corient. In no event shall any Confidential Information of Corient be used to train any algorithm or artificial intelligence unless Consultant is explicitly directed to do so by Corient.

4. Security Incidents
In the event that Consultant becomes aware of or reasonably suspects that a Security Incident has occurred, Consultant shall immediately (but in no event more than seventy-two (72) hours after discovery or suspicion), notify Corient of that Security Incident by email at servicedesk@corient.com, with a copy to privacy@corient.com and legal@corient.com. Such notification shall include the nature of the Security Incident and, if appropriate, s plan for remediation.
Consultant shall immediately take all reasonable actions to limit the extent of the Security Incident, remediate and protect against recurrence of such Security Incident, and fully cooperate with Corient in analyzing and responding to the Security Incident at Consultant  acts or omissions were not a material factor in causing the Security Incident. Except as required by applicable law or regulatory obligation, Consultant shall not make any statements or notifications to, or otherwise communicate with, any regulatory or governmental authorities with respect to any real or suspected Security Incident affecting Corient Confidential Information if such communication will specifically identify Corient without the express, prior, written consent of Corient. Likewise, except as required by applicable law or regulatory obligation, Consultant shall not make any public statements or communications of any type with respect to any real or suspected Security Incident affecting Corient Confidential Information if such communication will specifically identify Corient without the express, prior written consent of Corient.
5. Safeguards
Consultant shall ensure that all Systems are protected by reasonable and appropriate technical, organizational and physical data security safeguards, in accordance with industry standards and all Applicable Data Protection Laws. Without limitation to the foregoing, Consultant specifically represents, warrants, and covenants that all Systems shall meet or exceed the cybersecurity requirements imposed on financial institutions and their service providers by the Safeguards Rule and the Gramm-Leach-Bliley Act. In the event that Corient or its Affiliates are required to attest to such compliance, Consultant shall provide all reasonably necessary supporting evidence and attestations.
Consultant shall ensure that: (i) no Personal Data shall be accessible from any external network without requiring multiple factors of authentication; (ii) all Personal Data is stored and transmitted by and within all Systems solely in encrypted form; (iii) Consultant shall implement industry standard cybersecurity monitoring and endpoint protection tools that have all Systems in their scope; (iv) Consultant shall limit access to all Confidential Information of Corient to those who have a need to access that Confidential Information to perform services to Corient; (v) those of its facilities that contain Systems or Confidential Information of Corient shall implement physical security measures to prevent unauthorized access and (vi) that logs of security events, including logs of PowerShell activity, firewall traffic, email access, VPN connections and events reported by endpoint detection and response agents are retained for no less than one (1) year.
6. Annual Summaries of Controls
Upon Corient’s written request Consultant shall provide Corient with a reasonable summary of its information security controls and its information security program. Such request shall be limited to one per calendar year for the duration of the Agreement. Consultant shall provide such summary within thirty (30) days of receiving such request. Included in such summary shall be Consultant’s policies regarding information security practices. Such summary shall not include details regarding Consultant’s information security measures such as Consultant’s data map, firewall configuration and other detailed information which could compromise the information security program. Other information shall be included or excluded based on Consultant’s reasonable discretion as to what can be disclosed without jeopardizing Consultant’s network and system security.
In the event that such summary does not suffice to demonstrate Consultant’s compliance with applicable legal requirements regarding cybersecurity or privacy, or the terms of this Schedule, Corient may, upon reasonable notice, conduct interviews, to assess compliance with the terms of this Schedule and gather any additional information that Corient may reasonably require to determine compliance with any applicable legal requirements. Consultant will, upon request, make available to Corient all information in its possession necessary to demonstrate Consultant’s compliance with Applicable Data Protection Laws provided Consultant will be permitted to use its reasonable discretion as to what can be disclosed without jeopardizing Consultant’s network and system security. In the event that Consultant will not provide such information that Corient believes is reasonably required to determine compliance, Corient will have the right to terminate the services, in whole or in part, upon at least ninety days prior written notice to Consultant.
7. Testing
Consultant shall conduct penetration tests of the Systems at least annually and shall conduct vulnerability scans of the Systems at least monthly. Consultant shall provide an attestation to its completion of the tests and scans and an overview of its processes to complete such tests.
8. Business Continuity
Consultant shall maintain backups and business continuity processes sufficient to ensure that all Confidential Information of Corient and Systems shall be capable of being restored promptly following a Security Incident or other loss of such information, in accordance with industry standards.
9. Termination
Upon request by Corient, or termination or expiration of the Agreement, Consultant will, at Corient’s choice, promptly delete or return all Confidential Information of Corient (and any copies of it) and certify to Corient that it has done so, unless otherwise required by applicable laws, in which case Consultant will (a) guarantee the confidentiality of the Confidential Information; (b) no longer actively Process the Confidential Information; and (c) guarantee the deletion or return, at Corient’s choice, of the Confidential Information when such legal obligation ceases to apply. For the avoidance of doubt, any deletion elected under this Section must render the Confidential Information permanently unreadable and unrecoverable on all media.
10. Indemnification
Consultant shall indemnify, defend, and hold Corient harmless against any costs, expenses, fines, settlements, claims or judgments related to (a) non-compliance with the terms of this Schedule by Consultant; (b) any Security Incident; and (c) any non-compliance with Applicable Data Protection Laws by Consultant.

11. Miscellaneous
To the best of Consultant’s knowledge, none of Abu Dhabi Investment Authority, Platinum Falcon B 2018 RSC Limited, or any of their Affiliates: (a) have the power, directly or indirectly, whether exercised or not, to elect, nominate, or appoint a majority or more of the directors, or directors who collectively hold fifty (50) percent or more of the voting rights, on the board of directors (or similar governing body) of Consultant or its Affiliates; or (b) hold, directly or indirectly, a majority of voting interests of Consultant or its Affiliates. Consultant agrees to notify Corient as soon as practicable if all or any part of the forgoing becomes untrue.
Notwithstanding anything in this Schedule, the Agreement, or in any other agreement, arrangement, or understanding between Corient and Consultant, none of Consultant or its Affiliates, agents, employees, or representatives will, and Consultant will ensure that no third party providing services to Consultant will, store or maintain any Corient Data outside of the United States of America. Consultant will provide written confirmation of its compliance with this Section 11 as reasonably requested by Corient.
Consultant will promptly, and in any event no longer than seventy-two (72) hours of receipt, notify Corient at privacy@corient.com, with a copy to legal@corient.com, about any complaint, communication, or request received by Consultant from a Data Subject, governmental authority, or other third party pertaining to Personal Data.
In the event of a conflict between the terms of this Schedule and terms found elsewhere in the Agreement, the terms of this Schedule shall govern.